Exhibit 12.1

STATEMENT REGARDING COMPUTATION
OF RATIO OF EARNINGS TO FIXED CHARGES

MANPOWERGROUP INC.

(in millions)

6 Months Ended
June 30, 2016

Earnings:
Earnings before income taxes	$304.7
Fixed charges	46.7
$351.4

Fixed charges:
Interest (expensed or capitalized)	$18.8
Estimated interest portion of rent expense	27.9
$46.7

Ratio of earnings to fixed charges	7.5

	2015	2014	2013	2012	2011
Earnings:
Earnings before income taxes	$660.7	$681.6	$475.5	$368.4	$479.9
Fixed charges	118.4	133.6	159.7	165.1	170.2
	$779.1	$815.2	$635.2	$533.5	$650.1
Fixed charges:
Interest (expensed or capitalized)	$38.6	$35.1	$43.2	$42.5	$43.1
Estimated interest portion of rent expense	79.8	98.5	116.5	122.6	127.1
	$118.4	$133.6	$159.7	$165.1	$170.2
Ratio of earnings to fixed charges	6.6	6.1	4.0	3.2	3.8

Note:    The calculation of ratio of earnings to fixed charges set forth above is in accordance with Regulation S-K, Item 601(b)(12). This calculation is different than the fixed charge ratio that is required by our various borrowing facilities.